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                                                                     EXHIBIT 8.1



                   [Letterhead of Fulbright & Jaworski L.L.P.]





January 31, 2001





TEPPCO Partners, L.P.

2929 Allen Parkway

P.O. Box 2521

Houston, Texas  77252-2521





Dear Sirs:

         We have acted as special counsel for TEPPCO Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the offering of units representing limited partner interests ("Units") in the Partnership pursuant to the Registration Statement on Form S-3 (Registration No. 333-37112) of the Partnership, as amended by Amendment No. 1 dated October 6, 2000, and as supplemented by the prospectus supplement dated January 31, 2001 (collectively, the "Registration Statement").
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TEPPCO Partners, L.P.
January 31, 2001
Page 2

         We have been requested to furnish our opinion as to the material federal income tax consequences to an investor of acquiring Units in the offering made pursuant to the prospectus dated October 11, 2000 (the "Prospectus") included within the Registration Statement. In response to such request we have prepared the section of the Prospectus entitled "Tax Considerations" as such opinion.

         We consent to the reference to our firm under the caption "Tax Considerations" in the Prospectus and to the filing of this confirmation and consent as an Exhibit to the Registration Statement.



                                Very truly yours,





                                /s/ Fulbright & Jaworski L.L.P.